                                                                    EXHIBIT 99.3

                              [OGLEBAY LETTERHEAD]

                                                            [_________ __], 2004

Dear Shareholder:

      The Second Amended Joint Plan of Reorganization of ONCO Investment Company, Oglebay Norton Company ("Oglebay") and Certain Subsidiaries, dated July 30, 2004 (as further amended or modified, the "Plan") was confirmed by the United States Bankruptcy Court for the District of Delaware on [____], 2004 (the "Confirmation Date") and became effective on [___], 2004 (the "Effective Date").

      Under the Plan, on the Effective Date, certificates formerly representing shares of common stock of Oglebay before reorganization (the "Old Common Stock") were cancelled. On the Effective Date, holders of record of Old Common Stock as of the close of business on the Confirmation Date (the "Distribution Record Date") received warrants (the "Warrants") to acquire shares of common stock ("New Common Stock") of Oglebay after reorganization ("Reorganized Oglebay"). Each record holder of Old Common Stock as of the close of business on the Distribution Record Date received one Warrant for each share of Old Common Stock then held. Each Warrant represents the right to purchase one-tenth (1/10th) of a fully paid and nonassessable share of New Common Stock. The Warrants are exercisable at an exercise price of $10.00 per share of New Common Stock (the "Exercise Price"). The Warrants entitle the holder thereof to purchase at the Exercise Price one share of New Common Stock for each ten (10) Warrants held. Except in the case where a holder of Warrants is exercising all Warrants then held, shares of New Common Stock may be purchased only pursuant to the exercise of Warrants in integral multiples of ten (10). Reorganized Oglebay will not issue any fractional shares of New Common Stock upon the exercise of the Warrants. If any fraction of a share of New Common Stock would be issuable upon the exercise of all Warrants then held by a holder of Warrants, such Warrant exercise will be rounded to the nearest whole share (up or down), with half shares being rounded up. The Warrants are transferable and exercisable by the subsequent holders thereof subject to certain conditions. THE WARRANTS ARE EXERCISABLE UNTIL 5:00 P.M., EASTERN TIME, [_____], 2005, REGARDLESS OF WHETHER YOU HAVE RECEIVED THIS LETTER OR YOUR CERTIFICATE REPRESENTING THE WARRANTS BEFORE THAT TIME.

      We have enclosed with this letter a certificate representing the number of Warrants to which you are entitled, which includes a Form of Election to Purchase (the "Warrant Exercise Notice") and a Form of Assignment. In order for you to exercise the Warrants and receive new certificates evidencing the shares of New Common Stock issuable upon the exercise of your Warrants (the "New Certificates"), you must surrender to Reorganized Oglebay at the principal office of Wells Fargo Bank, N.A. (the "Warrant Agent") (i) the certificate or certificates evidencing the Warrants to be exercised, if any, (ii) the Warrant Exercise Notice on the reverse of such certificate or certificates duly filled in and signed, which signature must be guaranteed by an Eligible Guarantor Institution pursuant to SEC Rule 17Ad-15, and (iii) payment to the Warrant Agent, for the account of Reorganized Oglebay, of the amount equal to the Exercise Price multiplied by the number of shares of New Common Stock (the "Exercise Amount") of which such Warrants are then exercised. Payment of the Exercise Amount may be made to the Warrant Agent by certified check, official bank check, express money order, payable to the order of Reorganized Oglebay, or may be made by wire transfer in immediately available funds as follows:

                     Wells Fargo Bank, National Association
                            San Francisco, California

                                 ABA # 121000248

                                 A/C # 16749600
                    A/C Name: Oglebay Norton Company Warrants

                  REF: Wells Fargo Bank, National Association,
                       As Agent for Oglebay Norton Company
                              Attn: Jane Schweiger

      If your shares of Old Common Stock were held in the name of a broker, bank, depository or other nominee (each a "Nominee"), you will not be receiving a certificate representing your Warrants. Instead, you have received a beneficial interest in a global warrant held by the Depositary Trust Company in its capacity as custodian for the Warrant Agent. This "beneficial interest" has the same rights and privileges as a certificate representing the Warrants. Each Nominee will be forwarded a notice of such Nominee's interest in the global warrant representing the Warrants. If you wish to do so, please contact your Nominee with respect to exercising or transferring your Warrants.

      We are also enclosing with this letter a prospectus dated [______], 2004 (together with any amendments or supplements made thereto, the "Prospectus") which relates to the issuance and distribution of the Warrants and offer and sale of the New Common Stock upon exercise of the Warrants (should you choose to exercise). PLEASE READ THE PROSPECTUS IN ITS ENTIRETY. WHILE ALL OF THE INFORMATION CONTAINED IN THE PROSPECTUS IS IMPORTANT FOR YOU TO BE AWARE OF, WE PARTICULARLY ENCOURAGE YOU TO REVIEW THE SECTIONS TITLED "RISK FACTORS" AND "DILUTION." INVESTING IN REORGANIZED OGLEBAY THROUGH EXERCISE OF THE WARRANTS INVOLVES A HIGH DEGREE OF RISK. IN PARTICULAR, THE SHARES OF NEW COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS ARE BEING OFFERED AT A PRICE ($10.00 PER SHARE) THAT EXCEEDS THEIR ASSUMED VALUE. IN ADDITION, HOLDERS OF WARRANTS MAY BE ABLE TO PURCHASE SHARES OF NEW COMMON STOCK IN THE OPEN MARKET DURING THE WARRANT EXERCISE PERIOD AT LOWER PRICES THAN THE PRICE PER SHARE REFLECTED IN THE EXERCISE PRICE. HOLDERS OF WARRANTS SHOULD INFORM THEMSELVES AS TO THE CURRENT TRADING PRICE OF NEW COMMON STOCK BEFORE EXERCISING ANY WARRANT.

      Wells Fargo Bank, N.A. has agreed to act as our Warrant Agent. All requests for transfer and exchange of definitive or global Warrants or the surrender and payment upon exercise of definitive or global Warrants, as the case may be, may be made to the Warrant Agent as follows:

Registered and Certified Mail:       Regular Mail or Courier:        In Person by Hand Only:
-----------------------------        -----------------------         ----------------------
Wells Fargo Bank, N.A.               Wells Fargo Bank, N.A.          Wells Fargo Bank, N.A.
Corporate Trust Operations           Corporate Trust Operations      Corporate Trust Services
MAC N9303-121                        MAC N9303-121                   Northstar East Bldg-12th Floor
P.O. Box 1517                        6th & Marquette Avenue          608 2nd Avenue South
Minneapolis, MN 55480                Minneapolis, MN 55479           Minneapolis, MN 55402

Telephone: (800)-344-5128 or (612)-667-9764
Fax: (612)-667-6282

      We also recommend that you contact your broker or Nominee with respect to any requirements they may have with respect to the exercise or transfer of your Warrants.

                                        Very truly yours,

                                        OGLEBAY NORTON COMPANY

                                        By:___________________________________
                                           Name:
                                           Title:

                                     - 2 -